                                                                   EXHIBIT 12.1


        COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
                       Excluding interest on deposits

                                    1996        1995        1994         1993         1992
                                         (Dollars in Thousands)


Net Income (loss)                   11,597      10,387       8,113       4,636          175

Income tax expense (benefit)         6,153       4,729       1,533         483          215
                                 ----------  ----------   ---------   ---------    ----------
Pretax earnings (loss)              17,750      15,116       9,646       5,119          390
                                 ----------  ----------   ---------   ---------    ----------
                                 ----------  ----------   ---------   ---------    ----------
Fixed Charges:
One-third of rental expense
which approximated the interest
factor                                 768         682         509         479          468


Interest on borrowed funds           4,684       3,101       1,562         966        1,116
                                 ----------  ----------   ---------   ---------    ----------
Total Fixed charges                  5,452       3,783       2,071       1,445        1,584
                                 ----------  ----------   ---------   ---------    ----------
                                 ----------  ----------   ---------   ---------    ----------

Earnings (for ratio calculation)    23,202      18,899      11,717       6,564        1,974
                                 ----------  ----------   ---------   ---------    ----------
                                 ----------  ----------   ---------   ---------    ----------
Ratio of earnings to fixed
charges                               4.26         5.00        5.66       4.54         1.25
